Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
The following description of the capital stock of GCM Grosvenor Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our amended and restated certificate of incorporation (the “Charter”), bylaws (the “Bylaws”) and Stockholders’ Agreement, dated as of November 17, 2020 by and among the Company, the GCM Equityholders (as defined below) and the other parties thereto (the “Stockholders’ Agreement”), are summaries and are qualified in their entirety by reference to the full text of the Charter, Bylaws and Stockholders’ Agreement, copies of which have been filed with the Securities and Exchange Commission, and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As of December 31, 2020, we had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock, $0.0001 par value per share (“Class A common stock”) and warrants to purchase shares of Class A common stock. All unexercised warrants expired in accordance with their terms on November 17, 2025.

Our authorized capital stock consists of:
a.700,000,000 shares of Class A common stock;
b.500,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”);
c.300,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C common stock” and, together with the Class A common stock and the Class B common stock, “common stock”); and
d.100,000,000 shares of preferred stock, par value $0.0001 per share.
All shares of our common stock outstanding are fully paid and non-assessable.
Common Stock
Voting
Pursuant to our Charter, holders of Class A common stock and Class C common stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A common stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Prior to the date on which Grosvenor Holdings, L.L.C., GCM Grosvenor Management, LLC and Grosvenor Holdings II, L.L.C. (the “GCMH Equityholders”) beneficially own voting shares representing less than 20% of the amount of Class A common stock held by the GCMH Equityholders immediately following the closing of our business combination on November 17, 2020 (the “Sunset Date”), the holders of Class C common stock are entitled to the lesser of (i) 10 votes per share and (ii) the Class C Share Voting Amount on all matters submitted to stockholders for their vote or approval. From and after the Sunset Date, holders of Class C Common Stock will be entitled to one vote per share. The Class B common stock is not entitled to vote (except as required by applicable law).
GCM V, LLC (“GCM V”) controls approximately 75% of the combined voting power of our common stock as a result of its ownership of all of Class C common stock. Accordingly, Michael Sacks, through his control of GCM V, controls our business policies and affairs and can control any action requiring the general approval of our stockholders, including the election of our board, the adoption of amendments to our Charter and Bylaws and approval of any merger or sale of substantially all of its assets. Until the Sunset Date, Mr. Sacks will continue to control the outcome of matters submitted to the stockholders.
The Class B common stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. Delaware law would permit holders of Class B common stock to vote, with one vote per share, on a matter if it were to (i) change the par value of the Class B common stock or (ii) amend the Charter to alter the powers, preferences, or special rights of the Class B common stock as a whole in a way that would adversely affect the holders of Class B common stock.

As a result, in these limited instances, the holders of a majority of the Class B common stock could defeat such an amendment to the Charter. For example, if a proposed amendment of the Charter provided for the Class B common stock to rank junior to the Class A common stock or Class C common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the separate vote of the holders of Class B common stock, with each share of Class B common stock entitled to one vote per share. In this instance, the holders of a majority of the Class B common stock could defeat that amendment to the Charter.
Dividends
The holders of Class A common stock and Class B common stock (collectively, the “Economic Rights Stock”) are entitled to receive dividends as and if declared by our board of directors out of legally available funds. Under the Charter, dividends may not be declared or paid in respect of the Class A common stock or the Class B common stock unless they are declared or paid in the same amount in respect of the other class of Economic Rights Stock. With respect to stock dividends, holders of Class A common stock must receive Class A common stock and holders of Class B common stock must receive Class B common stock.
The holders of Class C common stock do not have any right to receive dividends other than stock dividends consisting of shares of Class C common stock, paid proportionally with respect to each outstanding share of Class C common stock.
Merger, Consolidation or Tender or Exchange Offer
The holders of Class A common stock are not entitled to receive economic consideration for their shares in excess of that payable to the holders of Class B common stock in connection with any merger, consolidation, or tender or exchange offer. However, in any such event involving consideration in the form of securities, the holders of Class B common stock will be deemed to have received the same consideration as the holders of Class A common stock.
Liquidation or Dissolution
Upon our liquidation or dissolution, the holders of all classes of common stock are entitled to their respective par value, and the holders of Class A common stock and Class B common stock will then be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of Class C common stock will not have any right to receive a distribution upon our liquidation or dissolution.
Conversion, Transferability and Exchange
Subject to the terms of the Fifth Amended and Restated Limited Liability Partnership Agreement of Grosvenor Capital Management Holdings, LLLP (“A&R LLLPA”), the limited partners of Grosvenor Capital Management Holdings, LLLP (“GCMH”) (other than GCM Grosvenor Holdings, LLC (“IntermediateCo”)) may from time to time cause GCMH to redeem any or all of their units of partnership interest in GCMH (the “Grosvenor common units”) in exchange for, at our election (subject to certain exceptions), either cash (based on the market price for a share of the Class A common stock) or shares of Class A common stock. At our election, such transaction may be effectuated via a direct exchange of Class A common stock or cash by IntermediateCo for the redeemed Grosvenor common units.
The Charter provides that (i) a share of Class C common stock will automatically be cancelled for no consideration upon any sale or other transfer of a share of Class A common stock issued as a result of any redemption or direct exchange of Grosvenor common units transferred to any person that is not Michael Sacks, GCM V or the GCM Equityholders (or affiliate or owner thereof), and (ii) a share of Class C common stock will automatically be cancelled for no consideration upon the redemption or exchange of a Grosvenor common unit for cash. Shares of Class A common stock, Class B common stock and Class C common stock are not subject to any conversion right.
Other Provisions
None of the Class A common stock, Class B common stock or Class C common stock has any pre-emptive or other subscription rights, or sinking fund provisions.
Preferred Stock
We are authorized to issue up to 100,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and the Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. Our board of directors also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of Class A common stock, Class B common stock and Class C common stock, which could have a negative impact on the market price of the Class A common stock. We have no current plan to issue any shares of preferred stock.
Amendment of Certificate of Incorporation or Bylaws
The Bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of at least the majority of the voting power of all of the then-outstanding shares entitled to vote thereon, subject to the Stockholders Agreement (for so long as it remains in effect). The affirmative vote of a majority of our board of directors and a majority in voting power of the outstanding shares entitled to vote thereon is required to amend our Charter, subject to the terms contained therein.
Exclusive Forum
The Charter provides that, to the fullest extent permitted by law, and unless we provide notice in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, agents or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The Charter further provides that, unless we otherwise consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Anti-Takeover Effects of Provisions of the Charter and Bylaws
The provisions of the Charter and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

The Charter and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing our future takeover or change in control unless such takeover or change in control is approved by our board of directors.
These provisions include:
Action by Written Consent; Special Meetings of Stockholders. The Charter provides that, until we are no longer a “controlled company” under Nasdaq Listing Rule 5605(c)(1), stockholder action can be taken by written consent in lieu of a meeting. The Charter and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of the stockholders can only be called by our board of directors, the chairman or so long as we are a “controlled company,” by the Secretary at the request of any holder of at least 25% of the total voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Stockholders are not otherwise permitted to call a special meeting or to require our board of directors to call a special meeting.
Advance Notice Procedures. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to our board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations with Interested Stockholders. The Charter provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. However, our Charter contains provisions that have a similar effect to Section 203, except that they provide that Mr. Sacks and the GCMH Equityholders, their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.
Corporate Opportunities
The Charter provides that, to the fullest extent permitted by law, we renounce any interest or expectancy in a transaction or matter that may be a corporate opportunity for us and Mr. Sacks (other than in his capacity as an officer and employee of our Company), the GCMH Equityholders, or any of our non-employee directors have no duty to present such corporate opportunity to us and they may invest in competing businesses or do business with our clients or customers.

Registration Rights
On November 17, 2020, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the CF Sponsor, the GCMH Equityholders and certain qualified institutional buyers and accredited investors that agreed to purchase shares of Class A common stock in a private placement in connection with the transactions contemplated by that certain transaction agreement dated as of August 2, 2020. Pursuant to the Registration Rights Agreement, we agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of our Class A common stock and other equity securities that are held by the parties thereto from time to time.
Transfer Agent and Registrar
The transfer agent for our common stock is Continental Stock Transfer & Trust Company. Each person investing in our Class A common stock held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of our Class A common stock.
For as long as any shares of our Class A common stock are listed on Nasdaq or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of our Class A common stock (including securities exercisable for or convertible into our Class A common stock) reflected in the register administered by our transfer agent.
We have listed shares of our Class A common stock in registered form and such shares, through the transfer agent, will not be certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our shareholders’ register on behalf of our board of directors and to act as transfer agent and registrar for our Class A common stock. Shares of our Class A common stock are traded on Nasdaq in book-entry form.
Listing of Class A Common Stock
Our Class A common stock is listed on Nasdaq under the symbol “GCMG”.